                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 1 (No. 333-44382) of our reports dated October 18, 1999 relating to the consolidated financial statements and financial statement schedule of Leap Wireless International, Inc., which appear in Leap Wireless International, Inc.'s Annual Report on Form 10-K for the year ended August 31, 1999. We also consent to the incorporation by reference of our report dated May 16, 2000 relating to the consolidated financial statements of Chase Telecommunications Holdings, Inc., which appears in Leap Wireless International, Inc.'s Current Report on Form 8-K/A Amendment No. 1 dated March 17, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP

San Diego, California
October 10, 2000